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                                                                    EXHIBIT 12.1

                          STATEMENT OF COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                             THREE MONTHS
                                                              YEAR ENDED DECEMBER 31,                       ENDED MARCH 31,
                                                   ------------------------------------------------------   ---------------
                                                     1996       1997       1998       1999        2000           2001
                                                     ----       ----       ----       ----        ----           ----
(in thousands)
COMPUTATION OF EARNINGS:
------------------------
Pretax income before adjustment for
  minority interests in consolidated
  subsidiaries and income or loss
  from equity investees........................    $21,219    $ 37,340    $ 48,133   $121,623    $521,683       $156,004
Fixed charges..................................     48,672      72,718     100,015    153,268     331,023        144,239
Amortization of capitalized interest...........         --          --         136        331         447             16
Distributed income of equity investees.........      1,274      21,042      27,717     43,318      29,979          1,213
Interest capitalized...........................         --      (6,200)     (7,000)   (47,300)   (206,973)      (104,022)
Minority interest in pretax income
  of subsidiaries that have not
  incurred fixed charges.......................         --          --          --        265        (895)            --
                                                   -------    --------    --------   --------   ---------       --------
Total earnings.................................    $71,165    $124,900    $169,001   $271,505   $ 675,264       $197,450
                                                   =======    ========    ========   ========   =========       ========

COMPUTATION OF FIXED CHARGES:
-----------------------------
Interest expensed and capitalized..............    $45,294    $ 67,666    $ 93,726   $138,462   $ 263,673        119,727
Estimate of interest within
  rental expense...............................      3,378       5,052       6,289     12,241      23,140          9,337
Distributions on HIGH TIDES....................         --          --          --      2,565      44,210         15,175
                                                   -------    --------    --------   --------   ---------       --------
Total fixed charges............................    $48,672    $ 72,718    $100,015   $153,268   $ 331,023       $144,239
                                                   =======    ========    ========   ========   =========       ========
Ratio of earnings to fixed charges.............      1.46x       1.72x       1.69x      1.77x       2.04x          1.37x

This information does not reflect any impact on Calpine's financial position or results of operations that will result from our business combination under the pooling of interest method of accounting consummated April 19, 2001 with Encal Energy Ltd.